Exhibit 99.B.e.(v)

FOURTH AMENDMENT TO AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

Pursuant to the Amended and Restated Principal Underwriting Agreement between Hartford Securities Distribution Company, Inc. and Hartford Series Fund, Inc. dated August 28, 2002 (the “Agreement”), the following fund (the “Fund”) is hereby included in the definition of Portfolio.  All provisions in the Agreement shall apply to the management of the Fund.

Fund

Portfolio Diversifer HLS Fund

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of the 1st day of May, 2011.

HARTFORD SECURITIES DISTRIBUTION COMPANY, INC.

By:	/s/Vernon J. Meyer
Vernon J. Meyer
Senior Vice President

HARTFORD SERIES FUND, INC.
on behalf of:

By:	/s/James Davey
James Davey
President

HSF, Inc.